AGREEMENT

This Agreement is entered into as of October 25, 2007 by and between CFS Bancorp, Inc. and Citizens Financial Bank, located at 707 Ridge Road, Munster, Indiana (collectively, the "Employer") and Zoran Koricanac ("Employee").  WHEREAS, the parties desire to enter into this Agreement regarding the separation of Employee's employment.  NOW, THEREFORE, in consideration of the mutual promises, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1.           Employee acknowledges that Employee's last day of employment with Employer will be December 1, 2007.

2.           After the expiration of the revocation period referred to in paragraph 14, provided that Employee has not revoked this Agreement, Employer will pay Employee the sum of Sixty Thousand Dollars ($60,000), less his standard deductions, which amount Employee acknowledges that Employee is not otherwise entitled to receive.

3.           Employee has not filed any complaints, charges or lawsuits against Employer with any governmental agency or any court.  Employee will not do so in the future, except for the sole purpose of enforcing Employee's rights under this Agreement.

4.           Employee's existing health benefits coverage will continue through December 31, 2007.  Employee has been informed of, and understands his rights to continuation of his health benefits under the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA).

5.           Provided that Employee fully complies with all of the terms and conditions of this Agreement, Employer will pay Employee the sum of Sixty Thousand Dollars ($60,000), as indicated in Item 2, above, less standard deductions . The first of two payments will be made on December 7, 2007 for the amount of $10,000.
The second payment will be made on January 4, 2008 for the amount of $50,000.  Employee further acknowledges that he has been provided with a copy of his Optionee Statement, and understands he shall have thirty (30) days from December 1, 2007 to exercise his stock options issued under the CFS Bancorp, Inc. 2003 Stock Option Plan.

6.           Employee and Employee's heirs, executors and administrators, irrevocably and unconditionally release and forever discharge Employer, all of Employer's subsidiaries and related companies, and all of their shareholders, directors, officers, employees, agents and representatives, and all of their heirs, executors and administrators, of and from any and all actions, suits, charges of unlawful conduct, promises, and damages, whatsoever, which Employee now has against them or ever had, or which Employee's heirs, executors or administrators may have, on or at any time prior to the date of this Agreement, including but not limited to:

  A.           All claims of any kind allegedly based upon an actual or implied agreement, contract, promise, written or oral statement made by and between the Employer and the Employee, including, but not limited to, the Employment Agreements dated December 3, 2004 between Citizens Financial Bank and the Employee and between CFS Bancorp and the Employee, which agreements are hereby terminated, deemed to be null and void, and shall have no further force and effect, or the alleged breach of any such agreement, contract, promise, or oral or written statement;

  B.           All claims of wrongful termination of employment, discrimination of any kind, including but not limited to any claims allegedly arising under Title VII of the Civil Rights Act of 1964, Executive Order 11246, Age Discrimination In Employment Act, Older Workers Benefit Protection Act, Americans With Disabilities Act, National Labor Relations Act, Consolidated Omnibus Budget Reconciliation Act (COBRA), Employee Retirement Income Security Act, the Fair Employment and Housing Act, and any similar federal, state or local law ordinance, rule, regulation, order or common law;

  C.           All claims of any kind allegedly arising out of, or related to Employee's employment with Employer, the termination of such employment, or the failure or refusal of Employer to hire or reinstate Employee.

  D.           This release does not apply to any claim the employee can not lawful release.

7.           Employee will return all of Employer's property which he has in his possession on or before December 1, 2007, including, but not limited to, any and all customer lists, be they electronic and/or hard copies, the company-owned automobile, and any other bank equipment.

8.           Employee agrees to maintain as confidential any and all information or knowledge concerning Employer's business, its customers or suppliers that is not generally known in Employer's industry.  Employee agrees that for a period of six months following the date of termination he will not solicit any of the Bank's past or current customers or clients for the benefit of anyone other than the Bank or its affiliates.  However, the employee may submit a list to the Employer of clients before November 15, 2007 that the Employee proposes to contact 90 days after his termination; the employer may at its sole discretion, agree or refuse permission for such solicitation. If Employer approves a contact list, it will be counter-signed by the Employer.  Any client on the list which the Employer declines to be approved, may be stricken off the list . The Employee will not divulge the names of any of the Bank's past or then current customers to any other person, corporation or entity; and will not either directly or indirectly, induce or solicit any person to leave the employ of the Employer.

9.           Employee also agrees to keep the existence of and the terms and conditions of this Agreement confidential, and that Employee as well as Employee's heirs, executors, administrators and agents, will not directly or indirectly disclose them to any person, firm or entity.

10.         Employee and Employer both agree not to engage in any direct or indirect conduct or communications, either written or oral, which may in any way be deemed to be disparaging to the other party.

11.         This Agreement shall be binding on all of the parties and their respective successors, heirs, legal representatives and assigns.

12.         This Agreement shall be construed in accordance with the laws of the State of Indiana.

13.         Employee understands and acknowledges that he has been informed of the requirements under the Older Workers Benefit Protection Act.  He acknowledges that he fully understands the legal significance of this Agreement, including the effect of the release provisions contained herein.  Employee has been instructed to seek legal counsel of his choosing to review this Agreement, including the effect of the release provisions contained herein.  Employee further states that he fully understands all terms and conditions of the Agreement, including the above-referenced release of all claims.

14.         Employee shall have twenty-one (21) days to consider and then execute this Agreement.  Thereafter, Employee shall have seven (7) days to revoke the Agreement.  Should he decide to revoke this Agreement, he must provide written notice to Agnes C. Lasics, Senior Vice President of Citizens Financial Bank, at 707 Ridge Road, Munster, Indiana, on or before the expiration of the seven-day revocation period.

                        CITIZENS FINANCIAL BANK, Employer

                        /s/ Agnes C. Lasics
                        By:  Agnes C. Lasics

EMPLOYEE HAS READ THIS AGREEMENT AND UNDERSTANDS THAT ITS TERMS ARE LEGALLY ENFORCEABLE.  EMPLOYEE HAS HAD THE OPPORTUNITY TO NEGOTIATE WITH EMPLOYER REGARDING THIS AGREEMENT, AND HAS HAD THE OPPORTUNITY TO CONFER WITH AN ATTORNEY FOR ASSISTANCE AND ADVICE.  EMPLOYEE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

/s/ Milka P. Kattan                                                                   /s/ Zoran Koricanac

WITNESS: Milka P. Kattan                                                      EMPLOYEE:  Zoran Koricanac

           DATE:  November 15, 2007